                                                                   EXHIBIT 10.43

                                (NRG LETTERHEAD)


January 30, 2003


Mr. Ershel Redd Jr.
Senior Vice President, Commercial Operations
NRC Energy, Inc.
901 Marquette Avenue
Suite 2500
Minneapolis, MN 55402

Dear Ershel:

I refer you to my employment offer letter to you dated October 8, 2002, and countersigned by you on October 9, 2002 ("Offer Letter") and specifically to the "Severance Benefit" provision therein.

As is set forth in that Severance Benefit provision, NRG Energy, Inc. ("NRG") recognizes that as of the time you were still employed by Xcel Energy, Inc., you were eligible for benefits under the Xcel Energy Business Unit Vice President Severance Plan (the "Plan") and that you agreed to withdraw from eligibility under the Plan upon your commencement of employment with NRG and in consideration for the benefits set forth in the Severance Benefit provision of the Offer Letter. A copy of the Plan is appended hereto as Exhibit 1.

NRG has not adopted the Plan and does not hereby adopt the Plan. However, in keeping with the intentions set forth in the Offer Letter, and for good and valuable consideration herein acknowledged by NRG and Xcel Energy, Inc., NRG does hereby agree that it shall -- in your case alone and without adopting the Plan -- assume all of the obligations set forth in the Plan as if you, Ershel Redd alone were the "Participant" and "Employee" under the Plan and NRG were the "Employer," "Corporation" and "Company" under the terms of the Plan. Specifically, NRG hereby incorporates all of the terms of the Plan into its Employment relationship with you, as if NRG were the "Employer," "Corporation" and "Company therein and you were the "Participant" and "Employee" therein. Please note, however, that for your purposes we have substituted a new Exhibit A -- Form of Release Agreement as an attachment to the Plan, and it is this substituted Exhibit A which you will have to execute and not revoke in order to receive the Severance Benefits contemplated herein.

In further keeping with the intent of the Severance Benefit provision of the Offer Letter, and in my capacity as an officer of Xcel Energy, Inc., by my separate signature below Xcel Energy, Inc., hereby guarantees that in the event and to the extent NRG fails to provide you all benefits under the Plan it hereby promises you, Xcel Energy, Inc. guarantees that it shall provide those promised benefits to you.

Mr. Ershel Redd
January 30, 2003
Page 2



Ershel, in order to confirm your agreement to these terms, please execute and return to Denise Wilson an original version of this letter agreement in the envelope attached.

Sincerely,

/s/ RICHARD C. KELLY

Richard C. Kelly
President and COO
NRG Energy, Inc



With respect to the guarantee set forth above:

/s/ RICHARD C. KELLY

Richard C. Kelly
Vice President and CFO
Xcel Energy, Inc.


-----------------------------------------                   -----------------
Ershel Redd Jr.                                                    Date

                                                                       EXHIBIT 1

             XCEL ENERGY BUSINESS UNIT VICE PRESIDENT SEVERANCE PLAN


                                    ARTICLE I
                              ESTABLISHMENT OF PLAN

         As of the Effective Date, the Corporation hereby establishes a separation compensation plan known as the Xcel Energy Business Unit Vice President Severance Plan.

                                   ARTICLE II
                                   DEFINITIONS

         As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

                  (a) Annual Salary. The Participant's regular annual base salary immediately prior to his or her termination of employment, including compensation converted to other benefits under a flexible pay arrangement maintained by the Corporation or deferred pursuant to a written plan or agreement with the Corporation, but excluding overtime pay, allowances, premium pay, compensation paid or payable under any Corporation long-term or short-term incentive plan or any similar payment.

                  (b) Change in Control. The same meaning as given to it in,
Section 2, subsections (a) through (d) in the Xcel Energy Inc. Omnibus Incentive Plan, as amended from time to time.

                  (c) Code. The Internal Revenue Code of 1986, as amended from time to time.

                  (d) Corporation. Xcel Energy Inc. and any successor thereto.

                  (e) Date of Termination. The date on which a Participant ceases to be an Employee.

                  (f) Effective Date. April 1, 2002.

                  (g) Employee. Any full-time, regular-benefit, non-bargaining employee of an Employer. The term shall exclude all individuals employed as independent contractors, temporary employees, other benefit employees, non-benefit employees, leased employees, even if it is subsequently determined that such classification is incorrect.

                  (h) Employer. The Corporation or a Subsidiary which has adopted the Plan pursuant to Article V hereof.

                  (i) Participant. An individual who is designated as such pursuant to Section 3.1.

                  (j) Plan. The Xcel Energy Business Unit Vice President Severance Plan.

                  (k) Release Agreement. An agreement substantially in the form set forth in Exhibit A to this Plan, with such amendments as the Corporation may determine to be necessary in order for such agreement to constitute a valid release by the Participant in question of all claims described therein.

                  (l) Separation Benefits. The payments are benefits described in Section 4.3 that are provided to qualifying Participants under the Plan.

                  (m) Separation Period. The period beginning on a Participant's Date of Termination and ending upon expiration of one and one-half years.

                  (n) Subsidiary. Any corporation in which the Corporation, directly or indirectly, holds a majority of the voting power of such corporation's outstanding shares of capital stock.

                  (o) Target Annual Incentive. The Annual Incentive Award that the Participant would have received for the year in which his or her Date of Termination occurs, if the target goals had been achieved.

                                  ARTICLE III
                                  ELIGIBILITY

         3.1 PARTICIPATION. Employees classified in salary grade BVP shall be Participants in the Plan.

         3.2 DURATION OF PARTICIPATION. A Participant shall only cease to be a Participant in the Plan as a result of an amendment or termination of the Plan complying with Article VII of the Plan, or when he or she ceases to be an Employee of any Employer, unless, at the time he or she ceases to be an Employee, such Participant is entitled to payment of a Separation Benefit as provided in the Plan or there has been an event or occurrence described in
Section 4.2(a) which would enable the Participant to terminate employment and receive a Separation Benefit. A Participant entitled to payment of a Separation Benefit or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Separation Benefit and any other amounts payable under the Plan have been paid to the Participant.

                                   ARTICLE IV
                              SEPARATION BENEFITS

         4.1 RIGHT TO SEPARATION BENEFIT. A Participant shall be entitled to receive Separation Benefits in accordance with Section 4.3 if the Participant ceases to be an Employee for any reason specified in Section 4.2(a).

         4.2 TERMINATION OF EMPLOYMENT.

                  (a} Terminations Which Give Rise to Separation Benefits Under This Plan. Except as set forth in subsection (b) below, a Participant shall be entitled to Separation Benefits if,

                           (i) The Participant ceases to be an Employee by
                  action of the Employer or any of its affiliates (excluding any transfer to another employer); or

                           (ii) The Participant's position is eliminated without
                  a comparable position becoming available, or being offered to the Participant; or

                           (iii) The Employee's Annual Salary is reduced by 10%
                  or more; or

                           (iv) The Employee is required to relocate to a
                  location greater than fifty miles from his or her current working location; or

                           (v) The Employee ceases to be classified as a
                  Business Unit Vice President, and within the twelve month period following such event, (i), (ii), (iii) or (iv) above occurs.

                  (b) Terminations Which Do Not Give Rise to Separation Benefits Under This Plan. If a Participant's employment is terminated for Cause, death, disability, retirement, or a qualified sale of business (as those terms are defined below), or voluntarily by the Participant in the absence of an event described in subsection (a)(ii) of this Section 4.2, the Participant shall not be entitled to Separation Benefits under the Plan.

                           (i) A termination for disability shall have occurred
                  where a Participant is terminated because of an illness or injury and the Participant has become eligible to receive long-term disability benefits under, or would have become so eligible if such Participant were covered by, the Corporation's long-term disability plan, as it exists at the time of termination of employment.

                           (ii) A termination by retirement shall have occurred
                  where a Participant's termination is due to his voluntary late, normal or early retirement under a pension plan sponsored by his Employer or its affiliates, as defined in such plan.

                           (iii) A termination for Cause shall have occurred
                  where a Participant is terminated because of:

                                    (A) the willful and continued failure of the
                           Participant to perform substantially the
                           Participant's duties with the

                           Corporation or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by an elected officer of the Corporation which specifically identifies the manner in which the elected officer believes that the Participant has not substantially performed the Participant's duties, or

                                    (B) the willful engaging by the Participant
                           in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Corporation.

For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered "willful" unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant's action or omission was in the best interests of the Corporation. Any act or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board, or upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Corporation.

         4.3 SEPARATION BENEFITS.

                  (a) If a Participant's employment is terminated in circumstances entitling him to a separation benefit as provided in Section 4.2(a)(i), or if the circumstances under Section 4.2(a)(ii),(iii), or (iv) occur and the Participant (or representative) notifies the Company in writing within sixty days of such occurrence, and the Participant executes and does not revoke a Release Agreement, the Participant's Employer shall pay such Participant, within a reasonable and administratively practicable time following the Date of Termination, or if later, upon the date such Release Agreement becomes irrevocable, a cash lump sum as set forth in subsection (b) below and the continued benefits set forth in subsection (c) below, subject to Section 4.6 below. For purposes of determining the benefits set forth in subsection (b) and
(c), if the termination of the Participant's employment is based upon a reduction of the Participant's Annual Salary as described in subsection (iii) of
Section 4.2, such reduction shall be ignored.

                  (b) The cash lump sum referred to in Section 4.3(a) shall equal the aggregate of the following amounts:

                           (i) the sum of, (1) the Participant's Annual Salary
                  through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Target Annual Incentive and
                  (y) a fraction; the numerator of which is the number of days in such year through the Date of Termination, and the denominator of which is 365, and (3) any compensation previously deferred by the Participant (together with any accrued interest or earnings thereon) and any accrued but unused Paid-Time-Off pay, in each case to the extent not theretofore paid and in full satisfaction of the rights of the Participant thereto;

                           (ii) an amount equal to the product of 1.5 times the
                  sum of (x) the Participant's Annual Salary, plus (y) the Target Annual Incentive Award.

                           (iii) an amount equal to the difference between (a)
                  the actuarial equivalent of the benefit under the Corporation's qualified defined benefit retirement plan (the "Retirement Plan") and any excess or supplemental retirement plans in which the Participant would receive if his or her employment continued during the Separation Period, assuming that the Participant's compensation during the Separation Period would have been equal to his or her compensation as in effect immediately before the termination or, if higher, on the Effective Date, and (b) the actuarial equivalent of the Participant's actual benefit (paid or payable), if any, under the Retirement Plan as of the Date of Termination. The actuarial assumptions used for purposes of determining actuarial equivalence shall be no less favorable to the Participant than the most favorable of those in effect under the Retirement Plan on the Date of Termination and the Effective Date; and

                           (iv) the sum of the additional contributions (other
                  than pre-tax salary deferral contributions by the Participant) that would have been made or credited by the Company to the Participant's accounts under each qualified defined contribution plan and non-qualified supplemental executive savings plan, if any, that covered the Participant on the date the termination of employment occurred, determined by assuming that:

                                    (A) The Participant's employment had
                           continued for the Separation Period;

                                    (B) The Participant's rate of compensation
                           being recognized by each plan immediately prior to the Date of Termination had continued in effect during the Separation Period;

                                    (C) In the case of matching contributions,
                           the Participant's rate of pre-tax salary deferral contributions in effect for the last plan year beginning prior to the Date of Termination had remained in effect throughout the Separation Period; and

                                    (D) In the case of discretionary
                           contributions by the Company, the Company continued to make such contributions during the Separation Period at the rate that applied to the most recent plan year that ended prior to the Date of Termination.

                  (c) The continued benefits referred to above shall be as
                      follows:

                  (i) During the Separation Period, the Participant and his family shall be provided with medical, dental, vision and life insurance benefits as if the Participant's employment had not been terminated;

         provided, however, that if the Participant becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility; and for purposes of determining eligibility (but not the time of commencement of benefits) of the Participant for retiree medical, dental, vision and life insurance benefits under the Corporation's plans, practices, programs and policies, the Participant shall be considered to have remained employed during the Separation Period and to have retired on the last day of such period;

                  (ii) The Corporation shall, at its sole expense as incurred, provide the Participant with outplacement services the scope and provider of which shall be selected by the Participant in his or her sole discretion (but at a cost to the Corporation of not more than $15,000);

                  (iii) The Corporation shall continue to provide the Participant with financial planning counseling benefits through the one year anniversary of the Date of Termination; on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date and

                  (iv) The Corporation will pay the business unit vice president with his or her "flexible perquisite allowance" through the Separation Period. At the election of the Corporation, such amount may be paid as a lump sum;

To the extent any benefits described in this Section 4.3(c) cannot be provided pursuant to the appropriate plan or program maintained for Employees, the Employer shall provide such benefits outside such plan or program at no additional cost (including without limitation tax cost) to the Participant. Notwithstanding the foregoing, if a group insurance carrier refuses to provide the coverage described in this Section 4.3(c) under its contract issued to the Corporation, or if the Corporation reasonably determines tat the coverage required under this Section 4.3(c) would cause a welfare plan sponsored by the Corporation to violate any provision of the Code prohibiting discrimination in favor of highly compensated employees or key employees, the Corporation will use its best efforts to obtain for the Participant an individual insurance policy providing comparable coverage. However, if the Corporation determines in good faith that comparable coverage cannot be obtained for less than two times the premium or premium equivalent for such coverage under the Corporation's welfare plan or plans, the Corporation's sole obligation under this Section 4.3(c) with respect to that coverage will be limited to paying the Participant a monthly amount equal to two times the monthly premium or premium equivalent for that coverage under the Corporation's plans.

         4.4 OTHER BENEFITS PAYABLE. The cash lump sum and continuing benefits described in Section 4.3 above shall be payable in addition to, and not in lieu of, all other accrued or vested or, earned but deferred compensation, rights, options or other benefits which may be owed to a Participant upon or following termination, including but not limited to accrued Paid-Time-Off, vacation or sick pay, amounts or benefits payable under any bonus or other compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan, health plan, disability plan or similar or successor plan, except as provided in Section 4.6 below.


         4.5 LIMITATIONS ON PAYMENTS. In the event it shall be determined that any Payment would be subject to the Excise Tax, then such Payment shall be reduced to one dollar below the Safe Harbor Amount.

                  (a) Definitions. The following terms shall have the following meanings for purposes of this Section 4.5.

                           (i) "Excise Tax" shall mean the excise tax imposed by
                  Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                           (ii) A "Payment" shall mean any payment or
                  distribution in the nature of compensation to or for the benefit of a Participant, whether paid or payable pursuant to this Plan or otherwise.

                           (iii) The "Safe Harbor Amount" means the maximum
                  Parachute Value, as defined under Section 280G(b)(2) of the Code, of all Payments that a Participant can receive without any Payments being subject to the Excise Tax.

                           (iv) A "Separation Payment" shall mean a Payment paid
                  or payable pursuant to this Plan (disregarding this Section 4.5).

         4.6 CONDITIONS TO PAYMENT OBLIGATIONS.

                  (a) Except as provided in Section 4.6(b) below, the obligations of the Corporation and the Employers to pay the Separation Benefits shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Corporation or any of its Subsidiaries may have against any Participation.

                  (b) Notwithstanding any other provision of this Plan or any other plan, program, practice or policy of any Employer: (i) any cash Separation Benefits that a Participant becomes entitled to receive under Section 4.3(b) of this Plan shall be reduced (but not below zero) by the aggregate amount of cash severance, separation, or similar benefits that the Participant may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of any Employer (including without limitation the Xcel Energy Inc. Senior Executive Severance Policy), except to the extent the Participant waives his or her right thereto, and by the aggregate amount of such cash benefits or pay in lieu of notice that the Participant may be entitled to receive under applicable law; and (ii) any continued benefits that a Participant becomes entitled to receive under Section 4.3(c) of this Plan shall be provided concurrently (not consecutively) with any such benefits that such Participant may be entitled to receive under any other plan, program, policy, contract, agreement or arrangement of any Employer or applicable law (including without limitation the health continuation coverage required by Section 4980B of the Code and Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended). In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except as specifically provided in Section 4.3(c)(i).

                                    ARTICLE V
                             PARTICIPATING EMPLOYERS

         This Plan may be adopted by any Subsidiary of the Corporation. Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary who are Participants pursuant to Section 3.1.


                                   ARTICLE VI
                            SUCCESSOR TO CORPORATION

         This Plan shall bind any successor of the Corporation, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Corporation would be obligated under this Plan if no succession had taken place.

         In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Corporation shall require such successor expressly and unconditionally to assume and agree to perform the Corporation's obligations under this Plan, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The term "Corporation," as used in this Plan, shall mean the Corporation as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

                                   ARTICLE VII
                      DURATION, AMENDMENT AND TERMINATION

         7.1 DURATION. The Employer reserves the right to terminate this plan at any time. Notwithstanding the foregoing, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full and all payments and adjustments required to be made pursuant to Section
4.5 have been made.

         7.2 AMENDMENT. Except as provided in Section 7.1, the Plan shall not be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants; provided, that this Plan may be amended if and to the extent necessary to permit the use of the "pooling of interests" accounting method with respect to the Combination (assuming that such accounting method is otherwise applicable to the Combination).

         7.3 FORM OF AMENDMENT. The form of any amendment of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Corporation, certifying that the amendment has been approved by the Board.

                                  ARTICLE VIII
                                 MISCELLANEOUS


         8.1 EMPLOYMENT STATUS. This Plan does not constitute a contract of employment or impose on the Participant or the Participant's Employer any obligation to retain the Participant as an Employee, to change the status of the Participant's employment, or to change the Corporation's policies or those of its Subsidiaries regarding termination of employment.

         8.2 CLAIM PROCEDURE. If an Employee or former Employee makes a written request alleging a right to receive benefits under this Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Corporation shall treat it as a claim for benefit. All claims for benefit under the Plan shall be sent to the Human Resources Department of the Corporation and must be received within 30 days after termination of employment. If the Corporation determines that any individual who has claimed a right to receive benefits, or different benefits, under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant. The notice will be sent within 90 days of the claim unless the Corporation determines additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information is necessary. Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Corporation a notice that the claimant contests the denial of his or her claim by the Corporation and desires a further review. The Corporation shall within 60 days thereafter review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Corporation. The Corporation will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Corporation determines additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Corporation fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Corporation shall be deemed to have denied the claim.

         8.3 VALIDITY AND SEVERABILITY. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.4 GOVERNING LAW. The validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Minnesota, without reference to principles of conflict of law, except to the extent pre-empted by federal law.

         8.5 WITHHOLDING. The Corporation may withhold from any and all amounts payable under this Plan all federal, state, local and foreign taxes that may be required to be withheld by applicable laws or regulations.

                                         XCEL ENERGY INC.

                                         11/12/02

                                         /s/ Cynthia L. Lesher
                                         -----------------------------
                                         By: Cynthia L. Lesher
                                         Chief Administrative Officer

                                                                      EXHIBIT A


                            FORM OF RELEASE AGREEMENT

         THIS AGREEMENT is entered into this ___ day of _________________, ______ by and between NRG Energy, Inc. and Xcel Energy Inc. (the "Company"), a Delaware corporation, and employee name (the "Participant").

         WHEREAS, the Participant has become entitled to receive Separation Benefits as defined in the Xcel Energy Business Unit Vice President Severance Plan (the "Plan") on the condition that the Participant enter into this Release Agreement (the "Agreement"); and

         WHEREAS, the Participant freely and willfully desires to enter into this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and other valuable consideration, the Participant, intending to be legally bound, agrees as follows:

         1. Acknowledgment.

         (a) The Participant understands and agrees that, in addition to the Participant's below-described exposure to the Company's Confidential
Information or Trade Secrets, the Participant may, in her capacity as an employee, at times have met with the Company's customers and suppliers, and that as a consequence of using and associating with the Company's name, goodwill, and professional reputation, the Participant has been in a position to develop personal and professional relationships with the Company's past, current, and prospective customers and suppliers. The Participant further acknowledges that during the course and as a result of employment by the Company, the Participant may have been provided certain specialized training or know-how. The Participant understands and agrees that this goodwill and reputation, as well as the Participant's knowledge of Confidential Information or Trade Secrets and specialized training and know-how, could be used unfairly in competition against the Company.

         (b) Accordingly, the Participant agrees that during the period of one year after the Date of Termination (the "Covenant Period"), the Participant shall not:

                  (i) Directly or indirectly own, manage, consult, associate with, operate, join, work for, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business (whether in corporate, proprietorship, or partnership form or otherwise), as more than a 10% owner in such business or member of a group controlling such business, which is engaged in any activity which competes with the business of the Company as conducted one (1) year prior to (and up through) the date of the Participant's termination of employment with the Company or which will compete with any proposed business activity of the Company in the planning stage on such date of termination. The Participant and the Company agree that this provision is reasonably enforced as to any geographic area.

                  (ii) Directly or indirectly solicit, service, contract with, or otherwise engage any past (one (1) year prior), existing or prospective customer, client, or account who then has a relationship with the Company for current or prospective business on behalf of an individual or entity that is engaged in a competing business, or on the Participant's own behalf for a competing business;

                  (iii) Cause or attempt to cause any existing or prospective customer, client, or account, who then has a relationship with the Company for current or prospective business, to divert, terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with the Company; and the Participant and the Company agree that this clause (iii) is reasonably enforced with reference to any geographic area applicable to such relationships with the Company; and

                  (iv) Directly or indirectly solicit, employ or conspire with others to employ any of the Company's employees; the term "employ" for purposes of this clause (iv) meaning to enter into an arrangement for services as a full-time or part-time employee, independent contractor, consultant, agent or otherwise; and the Participant and the Company agree that this clause (iv) is reasonably enforced as too any geographic area.

         (c) The Participant further agrees to inform any new employer or other person or entity with whom the Participant enters into a business relationship during the Covenant Period, before accepting such employment or entering into such a business relationship, of the existence of this Agreement and give such employer, person or other entity a copy of this Agreement.

             2. RETURN OF PROPERTY. The Participant agrees that upon the Date of Termination, the originals and all copies of any and all documents (including computer data, diskettes, programs, or printouts) that contain any customer information, financial information, product information, or other information that in any way relates to the Company, its products or services, its clients, its suppliers, or other aspects of its business that are in the Participant's possession shall be immediately returned to the Company. The Participant further agrees to not retain any summary of such information. The Participant agrees to return any of the Company's equipment in his or her possession.

         3. CONFIDENTIAL INFORMATION/TRADE SECRETS.

         (a) The Participant acknowledges that during the course and as a result of his or her employment, the Participant may receive or otherwise have access to, or contribute to the production of, Confidential Information or Trade Secrets. "Confidential Information or Trade Secrets" means information that is proprietary to or in the unique knowledge of the Company (including information discovered or developed in whole or in part by the Participant); the Company's business methods and practices; or information that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. It includes, among other things, strategies, procedures, manuals, confidential reports, lists of clients, customers, suppliers, past, current or possible future products or services, and information concerning research, development, accounting, marketing, selling or leases and the prices or charges paid by the Company's customers to the Company, or by the Company to its suppliers. The Participant acknowledges her continuing agreement to abide by the terms of the Company's Code of Conduct.

                  (b) The Participant further acknowledges and appreciates that any Confidential Information or Trade Secret constitutes a valuable asset of the Company and that the Company intends any such information to remain secret and confidential. The Participant therefore specifically agrees that except to the extent required by the Participant's duties to the Company or as permitted by the express written consent of the Board of Directors, the Participant shall never, either during employment with the Company or at any time thereafter, directly or indirectly use, discuss or disclose any Confidential Information or Trade Secrets of the Company or otherwise use such information to his or her own or a third party's benefit.

         3A. NON-DISPARAGEMENT. The Participant agrees to refrain from making any statements or communications which in any way allege that the Company acted in any manner which is wrongful, tortious or unlawful or which gave rise to any liability or fault. The Participant further agrees the he or she will not disparage the Company or its employees in any manner. The Company agrees that neither it, or its agents or employees will disparage the participant in any manner.

         4. CONSIDERATION. The Participant and the Company agree that the above provisions of this Agreement are reasonable and necessary for the protection of the Company and its business. In exchange for the Participant's agreement to be bound by the terms of this Agreement, the Company has provided the Participant the Severance Benefits under the Plan. The Participant accepts and acknowledges the adequacy of such consideration for this Agreement.

         5. REMEDIES FOR BREACH. The Participant acknowledges that a breach of the above provisions of this Agreement will cause the Company irreparable harm that would not be fully remedied by monetary damages. Accordingly, the Participant agrees that the Company shall, in addition to the requirement to return the Severance Benefits and any other Consideration to the Company and any relief afforded by law, be entitled to injunctive relief. The Participant agrees that both damages at law and injunctive relief shall be proper modes of relief and are not to be considered alternative remedies.

         6. RELEASE.

         (a) In consideration of the Separation Benefits, the Participant does hereby fully and completely release and waive any and all claims, complaints, causes of action or demands of whatever kind which the Participant has or may have against the Company, Xcel Energy Inc. or NRG Energy, Inc. and their predecessors, successors, subsidiaries and affiliates and all officers, employees and agents of those persons and companies arising out of any actions, conduct, decisions, behavior or events occurring to the date of his or her execution of this Release of which the Participant is or has been made aware or has been reasonably put on notice.

         (b) The Participant understands and accepts that this release specifically covers but is not limited to any and all claims, complaints, causes of action or demands of whatever kind which the Participant has or may have against the above-referenced released parties relating in any way to the terms, conditions and circumstances of his or her employment to date, whether based on statutory, regulatory or common law claims for employment discrimination, including but not limited to discrimination on the basis of race, color, sex, age, national origin, handicap, religion or reprisal discrimination, arising under the Federal Civil Rights Act of 1964, as amended, the 1866 Civil Rights Act, 42 U.S.C 1981, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act Executive Order 11246, the Age Discrimination in Employment Act, as amended, the Colorado Civil Rights Act, Minnesota Human Rights Act, or any other administrative order, federal or state statute or local ordinance, wrongful discharge, breach of contract, breach of any express or implied promise, misrepresentation, fraud, reprisal, retaliation, breach of public policy, infliction of emotional distress, defamation, promissory estoppel, invasion of privacy, negligence, or any other theory, whether legal or equitable; except that this release will not impair any existing rights the Participant may have under any presently existing pension, retirement or employee benefit plan of the Company.

         (c) By signing below, the Participant acknowledges that he or she fully understands and accepts the terms of this release, and represents and agrees that his or her signature is freely, voluntarily and knowingly given and that he or she has been provided a full opportunity to review and reflect on the terms of this release for at least twenty-one (21) days and to seek the advice of legal counsel of his or her choice, which advice the Participant has been encouraged to obtain.

         7. THE PARTICIPANT'S ACKNOWLEDGMENT OF REVIEW; RIGHT TO REVOKE.

         (a) The Participant represents that the Participant has carefully read and fully understands all provisions of this Agreement and that the Participant has had a full opportunity to review this Agreement before signing and to have all the terms of this Agreement explained to him or her by counsel.

         (b) This Agreement may be revoked by the Participant by written notice given to


                Scott Davido
                Senior Vice President and General Counsel
                NRG Energy, Inc.
                901 Marquette Avenue
                Suite 2300
                Minneapolis, MN 55402, or

                Gary Johnson
                Vice President and General Counsel
                Xcel Energy Inc.
                800 Nicollet Mall
                Suite 3000
                Minneapolis, MN 55402

Within fifteen (15) business days after being signed by the Participant.

         8. GENERAL PROVISIONS. The Participant and the Company acknowledge and agree as follows:

         (a) This Agreement contains the entire understanding of the parties with regard to all matters contained herein. There are no other agreements, conditions, or representations, oral or written, express or implied, with regard to such matters;

         (b) This Agreement may be amended or modified only by a writing signed by both parties;

         (c) Waiver by either the Company or the Participant of a breach of any provision, term or condition hereof shall not be deemed or construed as a further or continuing waiver thereof or a waiver of any breach of any other provision, term or condition of this Agreement;

         (d) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "the Company" shall mean the Company and its affiliates or assigns and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. No assignment of this Agreement shall be made by the Participant, and any purported assignment shall be null and void;

         (e) If any court finds any provision or part of this Agreement to be unreasonable, in whole or in part, such provision shall be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. Any invalidation of any provision or part of this Agreement will not invalidate any other part of this Agreement;

         (f) This Agreement will be construed and enforced in accordance with the laws and legal principles of the State of Minnesota. The Participant consents to the jurisdiction of the Minnesota courts for the enforcement of this Agreement; and

         (g) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

THIS AGREEMENT IS INTENDED TO BE A LEGALLY BINDING DOCUMENT FULLY ENFORCEABLE IN ACCORDANCE WITH ITS TERMS. IF IN DOUBT, SEEK COMPETENT LEGAL ADVICE BEFORE SIGNING.




---------------------------------                       -----------------------
        First MI Last                                   Date



NRG ENERGY, INC.


By
  -------------------------------                       -----------------------
                                                        Date
  Its
     ----------------------------


Xcel Energy Inc.


By
  -------------------------------                       -----------------------
                                                        Date

  Its
     ----------------------------




The Participant acknowledges that he or she has received a copy of this Agreement.